Exhibit 10.1

Execution Version

September 5, 2018

Mr. Jonathan Bush
15 Hubbard Park Rd
Cambridge, MA 02138

Dear Jonathan,
This letter agreement (the “Agreement”) sets forth the severance payments and benefits to be provided to you in connection with your separation of employment from athenahealth, Inc. and its affiliates (together, the “Company”) on June 6, 2018 (the “Separation Date”).

You acknowledge that as of the Separation Date you have resigned from your position as Chief Executive Officer and President of the Company and have resigned from all offices and directorships held in the Company or its subsidiaries.

1.Accrued Pay and Benefits. You acknowledge and agree that you have received pay for all work you performed for the Company through the Separation Date, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date as reflected on the books of the Company, determined in accordance with Company policy. You shall be also be entitled to receive any vested benefits to which you are entitled under the employee benefit plans of the Company, payable pursuant to the terms and conditions of such benefit plans. You acknowledge and agree that the payments described in this Section 1 are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed or will be paid to you.

2.Severance Payments and Benefits. Subject to your execution, delivery and non-revocation of this Agreement during the period set forth in Section 24, and your continued compliance with the terms of this Agreement, including, without limitation, the covenants in Sections 11, 14 and 15 below, the Company will provide you with the following payments and benefits:

(a)
continued payment of your annual base salary in effect on the Separation Date for twelve (12) months following the Separation Date (the “Severance Period”), payable in accordance with the Company’s standard payroll practices; provided that, the first payment shall be paid on the next regular Company payday which is at least seven (7) business days after the Effective Date, and shall include payments of any amounts that would be due prior thereto. The “Effective Date” means the eighth (8th) day following your execution of this Agreement without revocation.

(b)
continued participation in the Company’s group medical and dental plans, at the same cost to you as the cost to an active employee with the same level of coverage as you and your eligible dependents had on the Separation Date, until the earlier of (i) the end of the Severance Period or (ii) the date you become eligible for medical or dental benefits through another employer during the Severance Period; provided, however, that you must timely elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and you must continue to pay the employee portion of the premium costs as well as any applicable administrative fee on time and in full.

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(c)
outplacement services provided through the Company’s third party outplacement services company for up to three (3) months following the Effective Date at a cost to the Company not to exceed $10,000 in the aggregate.

3.Equity Incentive Awards. You acknowledge that any unvested equity incentive awards granted to you pursuant to the Company’s 2007 Stock Option and Incentive Plan, as amended and restated as of April 23, 2013 (the “Plan”), were forfeited as of the Separation Date and that, as of the date hereof you hold the vested non-qualified stock options set forth on Exhibit A (the “Options”). You acknowledge and agree that you do not hold any other awards under the Plan. You may exercise the Options within three (3) months following the Separation Date in accordance with the terms of the applicable award agreements governing the Options. Pursuant to Section 5(c)(iv)(C) of the Plan, you are permitted to use the broker directed exercise method to exercise your Options. You and the Company acknowledge that although you may exercise the Options pursuant to Section 5(c)(iv)(C) of the Plan, while you are in possession of material non-public information concerning the Company, payment of the exercise price may not be effected. Accordingly, a transfer of the shares subject to the exercise of the Options will not occur until payment of the exercise price is received by the Company, in accordance with the terms of Section 5 of the Plan. If you elect to exercise all or a portion of the Options pursuant to Section 5(c)(iv)(C) of the Plan, then pursuant to Section 20(b) of the Plan, which permits the Company to impose any timing or other restrictions with respect to the exercise of any award, your payment of the exercise price and the transfer to you of the shares subject to the exercise of the Options shall occur no later than the earlier of (i) the date on which you are no longer in possession of material non-public information, or (ii) the occurrence of a Change in Control (as defined in the Company’s Change in Control Severance Plan for Certain U.S. Officers and Executives effective October 23, 2017 (the “CIC Severance Plan”)). The Company agrees to notify you at such time, based on the Company’s actual knowledge, that it believes you are no longer in possession of material non-public information concerning the Company. Notwithstanding the foregoing, you acknowledge that (i) you have received no information about the Company that would constitute material non-public information since the Separation Date from any party whether or not affiliated with the Company and (ii) the Company is not responsible for your determination of whether you are in possession of material non-public information.

4.Expenses. In signing this Agreement, you acknowledge and agree that you have submitted your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will, promptly, but in any event no later than thirty (30) days following the Effective Date, reimburse you for your authorized and documented expenses pursuant to its regular business practices.

5.Incentive. You shall make yourself available to participate in a strategic review of the Company, if and to the extent reasonably requested by the Company. Such participation shall occur during normal business hours or at other mutually convenient times and places, taking into account any employment restraints that you may have, and shall not extend beyond nine (9) months following the Separation Date. In exchange for making yourself available and such potential participation, if, within nine (9) months following the Separation Date (i) a Change in Control (as defined in the CIC Severance Plan) is consummated or (ii) a definitive transaction agreement is entered into by the Company, pursuant to which, if the transaction(s) contemplated thereby were to be consummated, a Change in Control would occur, you shall be entitled to a lump sum payment equal to four million eight hundred and thirty thousand dollars ($4,830,000), payable within thirty (30) days following the consummation of the Change in Control.

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6.Additional Payment. You shall be eligible to receive a lump sum cash payment of $2,000,000 within thirty (30) days following January 6, 2020, subject to your continued compliance with all of your obligations under this Agreement, including without limitation Sections 11, 14 and 15, through such date.

7.Sole Payments and Benefits. You acknowledge and agree that the termination payments and benefits set forth in Section 2 are provided to you pursuant to the Company’s Severance Plan for U.S. Officers and Executives effective October 23, 2017 (the “Severance Plan”) and are subject to all terms, conditions, restrictions and limitations of the Severance Plan. The obligation of the Company to make the payments or provide the benefits set forth in Sections 2, 5 and 6 and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under this Agreement and the accuracy of the representations made by you herein. For the avoidance of doubt, nothing in this Agreement limits any recourse available to the Company under the Severance Plan. You acknowledge and agree that the payments and benefits set forth in Sections 1, 2, 5 and 6 shall be the sole and exclusive payments and benefits to which you shall be entitled in respect of your termination of employment with the Company.

8.Status of Employee Benefits. Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group medical, dental, and vision plans under the federal law known as “COBRA,” your participation in all employee benefit plans of the Company has ended as of the Separation Date, in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

9.Waiver of Future Employment. In consideration of the terms of this Agreement, you have agreed to and do waive any claims you may have for employment by the Company and have agreed not to seek such employment or reemployment by the Company or, its subsidiaries and affiliates in the future.

10.Release of Claims.

(a)
In consideration of the terms of this Agreement, on your own behalf, and on behalf of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you have further agreed to and do release and forever discharge the Company and its subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees, employee benefit plans, agents, administrators, representatives, successors, and assigns from any and all claims and causes of action, known or unknown, that you have had in the past, now have, or might now have arising out of or relating to your employment by the Company (or any directorship or other affiliation with the Company) or the termination of such employment (or directorship or other affiliation), including, but not limited to wrongful discharge, breach of contract, tort, fraud, defamation and claims under the Civil Rights Acts, the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, Massachusetts Fair Employment Practices Act and the Massachusetts Wage Act and any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise.

(b)
This release does not include your right to enforce the terms of this Agreement, your right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, your right to coverage or indemnification under the Company’s insurance policies or corporate governance documents, any recovery to which you may be entitled pursuant to Massachusetts’ workers’ compensation and unemployment insurance laws, your right to challenge the validity of this Agreement under the

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ADEA, or any right where a waiver is expressly prohibited by law. Moreover, nothing in this Agreement requires you to notify the Company that you have made any report or disclosure of possible violations of law to a Government Agency that are protected under the whistleblower provisions of applicable Federal or state law or regulation. You shall not be held criminally or civilly liable under any Federal or state trade secret law if you disclose a Company trade secret (i) in confidence to a Government Agency, either directly or indirectly, or to an attorney, solely for the purposes of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement shall be construed to prohibit or prevent you from filing a charge with or participating in any investigation, hearing or proceeding conducted by any federal, state, or local Government Agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief from the Company in any charge, complaint or lawsuit filed by you or by anyone else on your behalf by, with, or before any such agency. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

(c)
If any claim is not subject to release, to the extent permitted by law, you hereby waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party.

11.Confidentiality, Non-Competition, Non-Solicitation, and Non-Disparagement. You acknowledge that you are and shall remain subject to Article VI of the Severance Plan and you agree to abide by the terms thereof; provided that the noncompetition period set forth in Section 6.02 of the Severance Plan and the nonsolicitation period set forth in Section 6.03 of the Severance Plan shall continue for eighteen (18) months following the Separation Date. You also represent and warrant that you have at all times been in compliance with the provisions of Sections 6.01 (Confidential Information), 6.02 (Noncompetition), 6.03 (Nonsolicitation), and 6.04 (Nondisparagement) of the Severance Plan. You acknowledge that you are and shall remain subject to Section 8(c) of your employment agreement with the Company dated as of November 1, 1999 (as amended as of February 26, 2002) (the “Employment Agreement”).

12.Clawback. In the event you breach any of the covenants described in Section 11 of this Agreement, in addition to any other remedies provided in the Employment Agreement, the Severance Plan or in this Agreement, the Company shall have the right cease providing all payments and benefits under this Agreement, and to recover all payments and benefits previously provided to you under this Agreement, including those described in Sections 2, 3, 5 and 6.

13.Protected Activities. You acknowledge that you continue to have the rights described in Section 6.08 of the Severance Plan. Notwithstanding such rights, you agree that under no circumstance will you be authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or another authorized officer designated by the Company. Further, you acknowledge that, during the course of your employment with the Company, you have from time to time been instructed not to disparage certain former employees of the Company, and you represent that you have at all times complied with those instructions, and you agree that you will continue to abide by those

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instructions. You further agree that you will indemnify and hold the Company and its affiliates harmless from any claims against or damages caused to the Company by any violation of those instructions by you.

14.Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (in any form) related to the business of the Company, and all keys, access cards, credit cards, computer hardware and software, telephones and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information of the Company. You further represent and warrant that you have not, since June 10th, 2018, attempted to access or use any computer, network or system of the Company, including without limitation the electronic mail system, and you agree that you will not do so in the future. Further, you represent that you have disclosed to the Company all passwords necessary, desirable, or helpful to obtain access to any information which you have password-protected on any computer equipment, network or system of the Company.

15.Cooperation. You agree to reasonably cooperate with, assist and advise the Company hereafter with respect to all matters arising during or relating to your employment, including but not limited to any investigation which may be performed by the Company or any Government Agency or any litigation or regulatory proceeding in which the Company may become involved. Such assistance shall include you making yourself reasonably available for interviews by the Company or its counsel, depositions, and/or court appearances at the Company’s reasonable request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that you may have. The Company shall reimburse you for all reasonable expenses, such as travel, lodging and meal expenses, incurred by you at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses. To the maximum extent permitted by law, you agree that you will notify the Company’s General Counsel if you are contacted by any person contemplating or maintaining any claim or legal action against the Company, or by any agent or attorney of such person, within three business days of such contact. Your obligations to provide assistance and advice to the Company as required in this Section 15 shall not limit or interfere with your rights under Section 6.08 of the Severance Plan.

16.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

17.Miscellaneous. This Agreement constitutes the entire agreement between you and the Company with regard to the subject matter hereof and supersedes and terminates the Employment Agreement, except to the extent any provisions of the Employment Agreement survive such termination, including, without limitation, Section 8(c) of your Employment Agreement. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the General Counsel of the Company or her expressly authorized designee. You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original consideration period of twenty-one (21) days provided in Section 24 below.

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18.Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy, facsimile or other electronic transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to you:    To your last address set forth on the payroll records of the Company.

If to the Company:    athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472
Attn: Jessica Collins, General Counsel

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy, facsimile or other electronic transmission, it shall be effective upon receipt.

19.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, successors and assigns, except that you may not assign your rights or delegate your obligations hereunder without the prior written consent of the Company.

20.Section 409A. The intent of the parties is that payments and benefits provided under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. Any payment hereunder constituting “nonqualified deferred compensation” within the meaning of Section 409A will be paid on the day that is six months plus one day after the Separation Date, after applying the exemption for short-term deferrals of compensation in accordance with Section 409A. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non-qualified deferred compensation subject to Section 409A of the Code shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you. No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A.

21.Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or of you of wrongdoing or evidence of any liability or unlawful conduct of any kind.

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22.Governing Law; Waiver of Jury Trial. This Agreement shall be subject to, and governed by, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof.

YOU AGREE THAT, BY SIGNING THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT THAT YOU MAY HAVE TO A JURY TRIAL IN ANY CONTROVERSY RELATED TO THIS AGREEMENT OR YOUR EMPLOYMENT WITH THE COMPANY.
23.Confidential Arbitration; Expenses.

(a)
Except as otherwise provided in Article VI of the Severance Plan, in the event of any dispute under the provisions of this Agreement or otherwise relating to your employment with the Company, the parties shall have the dispute, controversy or claim settled by confidential arbitration in Massachusetts (or such other location as may be mutually agreed upon by you and the Company) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by you, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which the party may later be entitled under applicable law. However, in all cases where required by law, the Company will pay the arbitrators’ and arbitration fees. If under applicable law the Company is not required to pay all of the arbitrators’ and/or arbitration fees, such fee(s) will be apportioned between the parties by the arbitration panel in accordance with said applicable law, and any disputes in that regard will be resolved by the panel.

(b)
Any party may seek provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, pending arbitration or in aid of arbitration or both against the other party hereto. Any action seeking such provisional relief pending arbitration or in aid of arbitration shall be brought in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Massachusetts. The parties consent to the jurisdiction of such courts and to the service of any process, pleadings, notices or other papers in the manner permitted by the notice provisions of Section 18 herein. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

24.Knowing and Voluntary Time to Consider and Revoke. You acknowledge that pursuant to Section 10 of this Agreement, you are waiving and releasing any rights you may have under ADEA, and your waiver and release of such rights is knowing and voluntary. You acknowledge that the consideration given for the ADEA waiver and release under Section 10 is in addition to anything of value to which you were already entitled. You further acknowledge that you are advised by this writing that:

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(a)you should consult with an attorney prior to executing this Agreement and have had a sufficient opportunity to do so;
(b)you have been provided twenty-one (21) days within which to consider this Agreement;
(c)you have seven (7) days following your execution of this Agreement to revoke it, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 18 of this Agreement;
(d)this Agreement shall not become effective and enforceable until the eighth (8th) day following your execution of this Agreement without revocation (i.e. until the Effective Date);
(e)if you revoke this Agreement as provided in Section 24(c) hereof, then this Agreement shall not take effect; and
(f)the twenty-one (21) day period set forth above shall run from the date you receive this Agreement.
25.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Reminder of the page intentionally left blank.]

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Please acknowledge your acceptance of the terms of this letter agreement by signing and dating this letter agreement as indicated below.

Sincerely,
/s/ Dan Haley
Name: Dan Haley
Title: Chief Legal and Administrative Officer
Accepted and agreed:
/s/ Jonathan Bush
Jonathan Bush

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Exhibit A
Outstanding Vested Options

Grant Number	Grant Date	Shares	Price	Outstanding Vested Options Exercisable as of 9/4/2018
00002753	04/01/2010	154,000	$36.78	35,000
00003426	04/01/2011	75,000	$44.90	44,750
00004184	03/01/2012	244,630	$70.86	244,630
00005579	03/01/2013	182,000	$96.09	182,000
00006611	03/03/2014	100,000	$195.05	100,000
00007819	03/02/2015	90,000	$129.25	67,500

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